Exhibit 99.1
(Filed herewith)

News Release

News Media Contact:

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Announces Record First-Quarter Earnings of $533 Million

¾              Company reports seventh consecutive quarterly earnings record.

¾              Improvement broad-based with all divisions contributing.

¾              Full-year profit forecast increased.

MOLINE, Illinois (February 15, 2012) — Net income attributable to Deere & Company was $532.9 million, or $1.30 per share, for the first quarter ended January 31, compared with $513.7 million, or $1.20 per share, for the same period last year.

Worldwide net sales and revenues for the first quarter increased 11 percent, to $6.767 billion, compared with $6.119 billion last year. Net sales of the equipment operations were $6.119 billion for the quarter compared with $5.514 billion a year ago.

“By completing another quarter of record performance, John Deere has started 2012 on a strong note,” said Samuel R. Allen, chairman and chief executive officer. “These results are evidence of the skillful execution of our operating and marketing plans. They also reflect an enthusiastic response by customers worldwide to our advanced lines of equipment. Maintaining such a high level of execution is especially noteworthy as we move ahead with major new-product launches and significantly expand our global market presence.” Over the last year, Allen pointed out, Deere introduced a record number of products and announced plans to build seven new factories throughout the world. The company also expanded or modernized additional locations in the U.S. and other countries.

Summary of Operations

Net sales of the worldwide equipment operations rose 11 percent for the quarter. Sales included price increases of 4 percent and an unfavorable currency-translation effect of 1

Deere Announces First-Quarter Earnings	5

percent. Equipment net sales in the United States and Canada increased 5 percent for the quarter. Outside the U.S. and Canada, net sales were up 21 percent for the quarter, including an unfavorable currency-translation effect of 2 percent.

Deere’s equipment operations reported operating profit of $698 million for the quarter, compared with $646 million last year. Results benefited from price realization and higher shipment volumes, partially offset by increased production costs related to new products and more stringent engine-emission requirements, as well as higher raw-material costs.

Trade receivables and inventories ended the quarter at $9.011 billion compared with $7.416 billion last year. Both figures are equal to 30 percent of trailing 12-month sales.

Financial services reported net income attributable to Deere & Company of $119.1 million for the quarter compared with $118.2 million last year. Results benefited from growth in the credit portfolio, revenue from wind energy credits and a lower provision for credit losses. These factors were largely offset by higher crop insurance claims and increased selling, administrative and general expenses.

Company Outlook & Summary

Company equipment sales are projected to be up about 15 percent for fiscal 2012 and for the second quarter compared with the same periods of the previous year. Included is an unfavorable currency-translation impact of about 3 percent for the year and the second quarter. For the full year, net income attributable to Deere & Company is anticipated to be approximately $3.275 billion.

According to Allen, Deere’s strong performance and positive outlook build momentum for the company’s plans to increase growth and profitability. “Our substantial investment in new products and additional capacity puts Deere on a sound footing to respond to further improvement in key markets that are in the early stages of recovery,” Allen said. “Such investment will help Deere more fully capitalize on the world’s growing need for food, shelter, and infrastructure in the years ahead. In our view, powerful trends of this nature have staying power and represent an exceptional opportunity for the company and its investors.”

* * *

Deere Announces First-Quarter Earnings	6

Equipment Division Performance

Agriculture & Turf. Sales increased 8 percent for the quarter largely due to higher shipment volumes and price realization. Operating profit was $574 million compared with $558 million for the quarter last year. The improvement was primarily due to price realization and higher shipment volumes, partially offset by increased production costs related to new products and engine-emission requirements, as well as higher raw-material costs.

Construction & Forestry. Construction and forestry sales climbed 22 percent. Operating profit for the quarter was $124 million compared with $88 million a year ago. Contributing to the increase were higher shipment volumes as well as price realization, partially offset by higher raw-material costs.

Market Conditions & Outlook

Agriculture & Turf. Worldwide sales of agriculture and turf equipment are forecast to increase by about 15 percent for full-year 2012, including an unfavorable currency-translation effect of about 3 percent. Farmers in the world’s major markets are expected to experience favorable incomes due to strong demand for agricultural commodities. In addition, John Deere’s sales are projected to benefit from advanced new products being launched throughout the world and from major expansions.

Industry farm-machinery sales in the U.S. and Canada are forecast to increase by about 10 percent in 2012. Overall conditions remain positive and demand continues to be strong, especially for high-horsepower equipment.

Full-year industry sales in the EU 27 nations of Western and Central Europe are forecast to be flat to up 5 percent as favorable conditions in the grain, livestock and dairy sectors outweigh general economic concerns. Sales in the Commonwealth of Independent States are expected to be considerably higher in 2012, while sales in Asia are forecast to increase moderately. In South America, industry sales for the year are projected to be flat to down 5 percent, versus attractive levels of 2011, due to drought conditions in Argentina and southern Brazil.

U.S. and Canada industry sales of turf and utility equipment are expected to increase slightly in 2012.

Deere Announces First-Quarter Earnings	7

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to rise by about 18 percent for 2012. The increase reflects somewhat improved market conditions, growth in international markets, and strength in the rental, energy and material-handling sectors. In addition, Deere’s sales are expected to be supported by a range of advanced new products and by geographic expansion. After considerable growth in 2011, world forestry markets are projected to be about the same in 2012 mainly due to economic concerns in Europe.

Financial Services. Full-year 2012 net income attributable to Deere & Company for the financial services operations is expected to be approximately $460 million. The forecast decline from 2011 is primarily due to an anticipated increase in the provision for credit losses, which is expected to move toward a more normal level.

In addition, selling, administrative and general expenses in support of enterprise growth initiatives are projected to be higher for the year. Partially offsetting these items is expected growth in the credit portfolio.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $93.3 million for the first quarter, compared with $83.8 million last year. Results improved for the quarter primarily due to growth in the credit portfolio and a lower provision for credit losses, partially offset by higher selling, administrative and general expenses.

Net receivables and leases financed by JDCC were $22.486 billion at January 31, 2012, compared with $20.749 billion last year.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and

Deere Announces First-Quarter Earnings	8

uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the Europeon Union, India, Russia and the U.S.), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of dry weather in parts of the U.S. and South America); the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof; and the spread of major epidemics.

Deere Announces First-Quarter Earnings	9

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  The sovereign debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4, Final Tier 4 and Stage IIIb non-road diesel emission requirements), carbon and other greenhouse gas emissions, noise and the risk of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates,  and regulations; compliance with U.S. and foreign laws when expanding to new markets; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain due to weather, natural disasters or financial hardship or the loss of liquidity by suppliers; start-up of new plants and new products;

Deere Announces First-Quarter Earnings	10

the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If market uncertainty increases and general economic conditions worsen, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

Deere Announces First-Quarter Earnings	11

First Quarter 2012 Press Release
(in millions of dollars)
Unaudited

	Three Months Ended January 31
	2012	2011	% Change
Net sales and revenues:
Agriculture and turf	$4,724	$4,371	+8
Construction and forestry	1,395	1,143	+22
Total net sales	6,119	5,514	+11
Financial services	548	507	+8
Other revenues	100	98	+2
Total net sales and revenues	$6,767	$6,119	+11

Operating profit *
Agriculture and turf	$574	$558	+3
Construction and forestry	124	88	+41
Financial services	175	172	+2
Total operating profit	873	818	+7
Other reconciling items **	(340)	(304)	+12
Net income attributable to Deere & Company	$533	$514	+4

Equipment operations outside the U.S. and Canada:
Net sales	$2,528	$2,093	+21
Operating profit	$170	$214	-21

*

Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**

Other reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, income taxes and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended January 31, 2012 and 2011

(In millions of dollars and shares except per share amounts) Unaudited

	2012	2011
Net Sales and Revenues
Net sales	$6,119.0	$5,513.8
Finance and interest income	475.1	460.1
Other income	172.4	145.3
Total	6,766.5	6,119.2

Costs and Expenses
Cost of sales	4,576.0	4,094.1
Research and development expenses	312.5	268.9
Selling, administrative and general expenses	709.0	665.0
Interest expense	192.1	202.5
Other operating expenses	176.6	142.7
Total	5,966.2	5,373.2

Income of Consolidated Group before Income Taxes	800.3	746.0
Provision for income taxes	266.2	232.2
Income of Consolidated Group	534.1	513.8
Equity in income of unconsolidated affiliates	.3	.5
Net Income	534.4	514.3
Less: Net income attributable to noncontrolling interests	1.5	.6
Net Income Attributable to Deere & Company	$532.9	$513.7

Per Share Data
Basic	$1.32	$1.22
Diluted	$1.30	$1.20

Average Shares Outstanding
Basic	404.0	421.8
Diluted	408.4	427.5

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited

	January 31	October 31	January 31
	2012	2011	2011
Assets
Cash and cash equivalents	$3,388.3	$3,647.2	$3,438.0
Marketable securities	1,126.4	787.3	234.2
Receivables from unconsolidated affiliates	48.6	48.0	43.8
Trade accounts and notes receivable - net	3,333.4	3,294.5	3,237.1
Financing receivables - net	19,098.3	19,923.5	18,164.1
Financing receivables securitized - net	2,680.9	2,905.0	1,768.2
Other receivables	1,245.6	1,330.6	885.1
Equipment on operating leases - net	2,052.4	2,150.0	1,845.4
Inventories	5,677.7	4,370.6	4,178.4
Property and equipment - net	4,303.8	4,352.3	3,781.5
Investments in unconsolidated affiliates	226.0	201.7	215.3
Goodwill	964.9	999.8	997.3
Other intangible assets - net	119.4	127.4	133.1
Retirement benefits	29.1	30.4	176.9
Deferred income taxes	2,879.5	2,858.6	2,664.5
Other assets	1,402.6	1,180.5	1,132.9
Total Assets	$48,576.9	$48,207.4	$42,895.8

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,506.4	$6,852.3	$5,693.3
Short-term securitization borrowings	2,613.8	2,777.4	1,764.8
Payables to unconsolidated affiliates	113.5	117.7	276.9
Accounts payable and accrued expenses	6,816.7	7,804.8	5,910.5
Deferred income taxes	152.8	168.3	149.8
Long-term borrowings	16,924.0	16,959.9	16,705.9
Retirement benefits and other liabilities	6,670.5	6,712.1	5,807.9
Total liabilities	41,797.7	41,392.5	36,309.1
Total Deere & Company stockholders’ equity	6,763.4	6,800.3	6,578.6
Noncontrolling interests	15.8	14.6	8.1
Total stockholders’ equity	6,779.2	6,814.9	6,586.7
Total Liabilities and Stockholders’ Equity	$48,576.9	$48,207.4	$42,895.8

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Three Months Ended January 31, 2012 and 2011

(In millions of dollars) Unaudited

	2012	2011

Cash Flows from Operating Activities
Net income	$534.4	$514.3
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision (credit) for doubtful receivables	(.8)	7.9
Provision for depreciation and amortization	243.3	219.0
Share-based compensation expense	19.5	15.0
Undistributed earnings of unconsolidated affiliates	.7	8.6
Credit for deferred income taxes	(28.2)	(185.1)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	221.6	(110.0)
Inventories	(1,449.1)	(1,096.1)
Accounts payable and accrued expenses	(854.8)	(447.3)
Accrued income taxes payable/receivable	160.4	130.5
Retirement benefits	101.5	94.2
Other	(175.3)	(51.3)
Net cash used for operating activities	(1,226.8)	(900.3)

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	4,019.9	3,761.7
Proceeds from maturities and sales of marketable securities	8.2	9.4
Proceeds from sales of equipment on operating leases	222.3	196.5
Proceeds from sales of businesses, net of cash sold	6.9	891.6
Cost of receivables acquired (excluding receivables related to sales)	(3,485.4)	(3,390.2)
Purchases of marketable securities	(342.8)	(20.7)
Purchases of property and equipment	(269.1)	(214.9)
Cost of equipment on operating leases acquired	(118.3)	(92.4)
Acquisitions of businesses, net of cash acquired		(46.6)
Other	(78.1)	(111.6)
Net cash provided by (used for) investing activities	(36.4)	982.8

Cash Flows from Financing Activities
Increase in total short-term borrowings	481.8	19.5
Proceeds from long-term borrowings	1,410.2	328.4
Payments of long-term borrowings	(315.0)	(453.5)
Proceeds from issuance of common stock	18.9	88.9
Repurchases of common stock	(387.9)	(302.2)
Dividends paid	(167.8)	(127.2)
Excess tax benefits from share-based compensation	10.6	32.6
Other	(10.7)	(11.5)
Net cash provided by (used for) financing activities	1,040.1	(425.0)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(35.8)	(10.1)

Net Decrease in Cash and Cash Equivalents	(258.9)	(352.6)
Cash and Cash Equivalents at Beginning of Period	3,647.2	3,790.6
Cash and Cash Equivalents at End of Period	$3,388.3	$3,438.0

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)          Dividends declared and paid on a per share basis were as follows:

	Three Months Ended January 31
	2012	2011
Dividends declared	$.41	$.35
Dividends paid	.41	.30

(2)          The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(3)          Comprehensive income, which includes all changes in the total stockholders’ equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended January 31
	2012	2011
Net income	$534.4	$514.3
Other comprehensive income, net of tax:
Retirement benefits adjustment	70.4	66.2
Cumulative translation adjustment	(136.1)	20.4
Unrealized gain (loss) on derivatives	(3.6)	5.1
Unrealized gain (loss) on investments	3.2	(4.1)
Comprehensive income	$468.3	$601.9

(4)          The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA

STATEMENT OF INCOME

For the Three Months Ended January 31, 2012 and 2011

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2012	2011	2012	2011
Net Sales and Revenues
Net sales	$6,119.0	$5,513.8
Finance and interest income	15.7	15.5	$511.7	$498.0
Other income	118.5	113.8	88.6	57.1
Total	6,253.2	5,643.1	600.3	555.1

Costs and Expenses
Cost of sales	4,576.3	4,094.4
Research and development expenses	312.5	268.9
Selling, administrative and general expenses	609.9	571.3	101.5	96.5
Interest expense	49.4	51.8	154.2	163.3
Interest compensation to Financial Services	40.9	40.8
Other operating expenses	38.2	41.6	170.3	123.6
Total	5,627.2	5,068.8	426.0	383.4

Income of Consolidated Group before Income Taxes	626.0	574.3	174.3	171.7
Provision for income taxes	210.5	178.4	55.7	53.8
Income of Consolidated Group	415.5	395.9	118.6	117.9

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	119.1	118.2	.5	.3
Other	(.2)	.2
Total	118.9	118.4	.5	.3
Net Income	534.4	514.3	119.1	118.2
Less: Net income attributable to noncontrolling interests	1.5	.6
Net Income Attributable to Deere & Company	$532.9	$513.7	$119.1	$118.2

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	January 31	October 31	January 31	January 31	October 31	January 31
	2012	2011	2011	2012	2011	2011
Assets
Cash and cash equivalents	$2,356.6	$3,187.5	$2,923.0	$1,031.7	$459.7	$515.0
Marketable securities	803.8	502.6		322.6	284.7	234.2
Receivables from unconsolidated subsidiaries and affiliates	1,135.8	1,713.4	1,654.3			.2
Trade accounts and notes receivable - net	847.0	1,093.9	771.0	3,187.5	2,807.2	3,066.5
Financing receivables - net	5.2	14.0	7.6	19,093.1	19,909.5	18,156.5
Financing receivables securitized - net				2,680.9	2,905.0	1,768.2
Other receivables	890.3	965.6	793.1	382.8	370.1	112.4
Equipment on operating leases - net				2,052.4	2,150.0	1,845.4
Inventories	5,677.7	4,370.6	4,178.4
Property and equipment - net	4,239.8	4,287.5	3,714.2	64.0	64.9	67.3
Investments in unconsolidated subsidiaries and affiliates	3,580.0	3,473.9	3,314.0	8.0	8.1	7.2
Goodwill	964.9	999.8	997.3
Other intangible assets - net	115.4	123.4	129.2	4.0	4.0	4.0
Retirement benefits	28.4	29.6	176.0	27.0	28.0	30.8
Deferred income taxes	3,083.9	3,052.8	2,771.1	73.6	91.2	106.7
Other assets	513.4	468.6	422.0	889.8	712.6	711.1
Total Assets	$24,242.2	$24,283.2	$21,851.2	$29,817.4	$29,795.0	$26,625.5

Liabilities and Stockholders’ Equity
Short-term borrowings	$1,454.9	$528.5	$426.0	$7,051.5	$6,323.8	$5,267.3
Short-term securitization borrowings				2,613.8	2,777.4	1,764.8
Payables to unconsolidated subsidiaries and affiliates	113.5	117.7	276.9	1,087.2	1,665.5	1,610.6
Accounts payable and accrued expenses	6,030.0	6,869.3	5,360.5	1,516.1	1,547.8	1,171.1
Deferred income taxes	90.0	99.0	94.8	340.7	354.7	268.3
Long-term borrowings	3,133.5	3,167.1	3,314.8	13,790.5	13,792.8	13,391.1
Retirement benefits and other liabilities	6,641.1	6,686.7	5,791.5	55.6	52.6	46.4
Total liabilities	17,463.0	17,468.3	15,264.5	26,455.4	26,514.6	23,519.6
Total Deere & Company stockholders’ equity	6,763.4	6,800.3	6,578.6	3,362.0	3,280.4	3,105.9
Noncontrolling interests	15.8	14.6	8.1
Total stockholders’ equity	6,779.2	6,814.9	6,586.7	3,362.0	3,280.4	3,105.9
Total Liabilities and Stockholders’ Equity	$24,242.2	$24,283.2	$21,851.2	$29,817.4	$29,795.0	$26,625.5

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Three Months Ended January 31, 2012 and 2011

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2012	2011	2012	2011
Cash Flows from Operating Activities
Net income	$534.4	$514.3	$119.1	$118.2
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision (credit) for doubtful receivables	(2.0)	.1	1.2	7.7
Provision for depreciation and amortization	158.9	144.4	104.9	95.2
Undistributed earnings of unconsolidated subsidiaries and affiliates	(92.8)	(28.3)	(.5)	(.3)
Provision (credit) for deferred income taxes	(32.2)	(202.0)	3.9	16.9
Changes in assets and liabilities:
Receivables	227.5	238.4
Inventories	(1,371.1)	(1,045.3)
Accounts payable and accrued expenses	(691.8)	(347.9)	(68.5)	(14.4)
Accrued income taxes payable/receivable	143.0	125.0	17.5	5.6
Retirement benefits	97.4	91.2	4.1	3.0
Other	(126.9)	(3.4)	(22.1)	(35.6)
Net cash provided by (used for) operating activities	(1,155.6)	(513.5)	159.6	196.3

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			4,335.1	4,029.1
Proceeds from maturities and sales of marketable securities			8.2	9.4
Proceeds from sales of equipment on operating leases			222.3	196.5
Proceeds from sales of businesses, net of cash sold	6.9	891.6
Cost of receivables acquired (excluding trade and wholesale)			(3,753.1)	(3,612.7)
Purchases of marketable securities	(301.5)		(41.3)	(20.7)
Purchases of property and equipment	(268.5)	(214.4)	(.7)	(.4)
Cost of equipment on operating leases acquired			(223.7)	(161.1)
Acquisitions of businesses, net of cash acquired		(46.6)
Increase in trade and wholesale receivables			(147.9)	(477.5)
Other	4.4	(45.7)	(102.9)	(86.6)
Net cash provided by (used for) investing activities	(558.7)	584.9	296.0	(124.0)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	940.2	325.5	(458.4)	(306.0)
Change in intercompany receivables/payables	513.6	(479.5)	(513.6)	479.5
Proceeds from long-term borrowings			1,410.2	328.4
Payments of long-term borrowings	(4.6)	(19.9)	(310.4)	(433.7)
Proceeds from issuance of common stock	18.9	88.9
Repurchases of common stock	(387.9)	(302.2)
Dividends paid	(167.8)	(127.2)	(25.0)	(81.0)
Excess tax benefits from share-based compensation	10.6	32.6
Other	(4.5)	(6.6)	14.3	15.0
Net cash provided by (used for) financing activities	918.5	(488.4)	117.1	2.2

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(35.1)	(8.3)	(.7)	(1.8)

Net Increase (Decrease) in Cash and Cash Equivalents	(830.9)	(425.3)	572.0	72.7
Cash and Cash Equivalents at Beginning of Period	3,187.5	3,348.3	459.7	442.3
Cash and Cash Equivalents at End of Period	$2,356.6	$2,923.0	$1,031.7	$515.0

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.